Phantom(R) Game Service, Inc. Signs Asset Purchase Agreement with Phantom Entertainment, Inc.(R)

Comprehensive Technology and Brand Transfer Pact Turns Over Rights to
Certain Patents and Trademark Assets in the Area of Online Games and Media
Distribution

PORT CHESTER, N.Y., Aug. 18 /PRNewswire-FirstCall/ — Phantom Game Service, Inc. has completed an agreement to purchase technology and brand assets from Phantom Entertainment, Inc. the manufacturer of the Phantom Lapboard. The agreement allows Phantom Entertainment to solicit bids from other interested parties and closes within 60 days of this announcement.

According to the terms of the agreement, Phantom Entertainment, Inc. will sell its software patents and trademarks associated with the company's fledging gaming service to Phantom Game Service, Inc. The move allows Phantom Entertainment, Inc. to focus solely on its innovative wireless lapboard keyboard device. Phantom Entertainment, Inc. will become a significant shareholder in Phantom Game Service, Inc. in addition to receiving cash and future royalties. The cash infusion provides Phantom Entertainment, Inc. with funds to build its inventory for the Phantom Lapboard and expand its sales and marketing operations.

The Phantom Lapboard has been met with tremendous industry enthusiasm, lauded for its simple yet innovative design. Pointing to the spirit of the agreement, John Landino, President and CEO of Phantom Entertainment, Inc., said: "This agreement is a win-win for all parties. It allows us to shed business segments that are not related to our core objective — the Phantom lapboard wireless keyboard, while giving us an immediate cash infusion as well as future revenue streams based on royalties. Phantom Game Service, Inc., in turn, receives an extremely valuable IP and trademark in a business segment that is poised for outstanding growth."

Additionally, the terms of the agreement allow for other potential purchasers to also place bids for a 60 day window, on the software patents and trademarks associated with the Phantom Game Service. Formal bids for these assets must be submitted to Phantom Entertainment, Inc. by no later than 5:00 p.m. E.T. on Monday, September 15, 2008. Parties interested in potentially purchasing these assets can obtain additional information and submit their bids via telephone, fax or email via the following contact information:

Phone #: (201) 560-2500
Fax #: (866) 452-9883
Email: jlandino@phantom.net

About Phantom Entertainment, Inc (R)

Phantom Entertainment (Other OTC: PHEI.PK) is an industry-leading, global entertainment and interactive game company. Phantom Entertainment has developed and is marketing its first product the Phantom Lapboard, a combination wireless keyboard, laser mouse and hard surface that makes it easy for you to work or play games from your couch, easy chair or any other comfortable setting in your home or workplace. To find out more, visit our web site at http://www.phantom.net.

About Phantom (R) Game Service, Inc

Phantom Game Service, Inc. Is a game streaming and distribution portal. The Company is in the development of its flagship product the Phantom Game Service (R). The Phantom Gaming Service (R) is an end-to-end, on-demand game portal delivering online games directly to your living room or PC. The Phantom Gaming Service (R) allows consumers to select games from a large catalog of titles via an online portal and has the ability to allow instantaneous consumer satisfaction through its patent pending streaming technology. This allows consumers to start a game with instant start instead of waiting for a game to fully download. For more information, visit our web site at http://www.phantom-gs.com

Safe Harbor Statement

Certain statements included in this press release may constitute forward- looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Phantom Game Service or Phantom Lapboard technology, the successful marketing and distribution of the Phantom Game Service and Phantom Lapboard, acceptance by the market of Phantom Entertainment, Inc and Phantom Game Service, Inc., products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Phantom Entertainment, Inc. will make with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with periodic filings Phantom Entertainment, Inc. makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Phantom Entertainment, Inc. or Phantom Game Service, Inc. undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.